Exhibit 10.4

Confidential	***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
AGREEMENT BETWEEN DOT HILL SYSTEMS AND INFORTREND RE
SETTLEMENT OF CROSSROADS LAWSUIT
This Agreement (the “Agreement”) is made and entered into on June 27, 2006 (“Effective Date”) by and between Dot Hill Systems Corp., and all its affiliates and subsidiaries, having a place of business at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008 (hereinafter “Dot Hill”), and Infortrend Technology Inc., and all its affiliates and subsidiaries, having a place of business at 8F, No-102 Chung-Shan Rd., Sec. 3, Chung-Ho City, Taipei Hsien, Taiwan, Republic of China (hereinafter “Infortrend”).
RECITALS
Whereas, Dot Hill and Infortrend wish to resolve the issues between them relating to Infortrend’s indemnification obligations under the various contracts between the parties [***] (“OEM Agreements”) with respect to defense fees, defense expenses, the settlement and going-forward royalty payments which stem from the litigation pending before the U.S. District Court of the Western District of Texas, Austin Division captioned Crossroads Systems, (Texas), Inc., Plaintiff (“Crossroads”) v. Dot Hill Systems Corporation, Defendant, Case No. A-03-CV-754-SS (“Crossroads Litigation”);
Whereas the terms of the settlement of the Crossroads Litigation and requirement for going-forward royalty payments are further described in the settlement and license agreement between Dot Hill and Crossroads (“Crossroads Settlement Agreement”), a copy of which is attached hereto as Exhibit A and made a part hereof by reference.
Now Therefore, in consideration of the promises and the covenants set forth herein and intending to be legally bound, the parties hereby agree as follows:
1.	Prior Agreements to Arbitrate. Any and all prior agreements between the parties to arbitrate any matters relating to the Crossroads Litigation are superseded by this Agreement and are not to be arbitrated, except as specifically provided herein.

2.	Payment for Past Damages
     a. With regard to the $10.5 million cash payment to Crossroads as provided for in the Crossroads Settlement Agreement, [***] Thus, in total, Infortrend shall pay $7,150,000 of the cash payment directly to Crossroads and Dot Hill shall pay $3,350,000.
     b. Payment of such amounts shall be made by each party directly to Crossroads within 20 days after execution of the Crossroads Settlement Agreement as reasonably directed by Crossroads. Presently, paragraph 5.4 of the Crossroads
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Settlement Agreement requires payment to be made by electronic fund transfer to the following account and shall be deemed made on the date credited:
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3.	Going-Forward Royalty Payments
     a. With regard to the 2.5% running royalty to be paid to Crossroads on the Net Sales of the gross revenues received from the sale of Licensed Products as those terms are defined, and as provided for in, the Crossroads Settlement Agreement, for products subject to that agreement which contain an Infortrend RAID controller performing the technology covered by ‘972 Patent Family, as set forth in the Crossroads Settlement Agreement, the royalty shall be allocated as follows: [***] Thus, in total, for all products on which the royalty is to be allocated, Infortrend shall pay 1.6875% and Dot Hill shall pay 0.8125%.
     b. Infortrend shall reimburse Dot Hill for any such royalty payments actually paid to Crossroads within ten (10) days of Dot Hill’s transfer of such monies to Crossroads. Infortrend shall make such payments in a manner reasonably requested by Dot Hill. Infortrend is hereby informed that the Crossroads Settlement Agreement requires Dot Hill to make such payments within forty-five (45) days of the end of each calendar quarter. At least seven (7) days before sending royalty payments to Crossroads, Dot Hill shall furnish Infortrend with those sections of the royalty report that it intends to send to Crossroads which pertain to the payments with respect to which Infortrend must contribute, together with the royalty statement from Dot Hill for the royalty payable by Infortrend to Dot Hill. So that Infortrend can verify the accuracy of Dot Hill’s royalty statement. Dot Hill shall provide to Infortrend, along with each such royalty statement, the following information relating to Dot Hill’s sales of products containing Infortrend controllers: (1) quantity shipped; (2) price charged for each product; (3) revenue received. If there is any discrepancy, miscalculation, or refund / rebate /credit back or return of the royalty paid by Dot Hill to Crossroads, Dot Hill shall be obligated to notify Infortrend in writing. If Dot Hill has paid too little to Crossroads and Crossroads demands additional payments, both Infortrend and Dot Hill will work to pay the required amounts pursuant to the allocations set forth herein. If Dot Hill has paid too much and Crossroads issues a
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     credit to Dot Hill, Dot Hill will credit Infortrend pursuant to the allocations set forth herein.
i.	Dot Hill shall represent and warrant the accuracy of the royalty reports, and keep the records for 5 years (or the same term as provided in the Settlement Agreement with Crossroads). Infortrend shall have the right to audit such reports and Dot Hill’s sales of the products that use Infortrend products in the same manner and under the same conditions as Crossroads’ audit rights as set forth in the Settlement Agreement.

ii.	Dot Hill shall not set off any payments otherwise owed to Infortrend with the royalty reimbursement payments referred to above if the parties are in dispute as to the proper amount of the royalty reimbursement payments or the amounts owed by Dot Hill to Infortrend against which Dot Hill would otherwise set off. Otherwise, there shall be a right of set off with respect to undisputed amounts. Dot Hill shall give written notice to Infortrend of any setoffs, including, but not limited, detailing, contemporaneously with making payments to Infortrend reduced by such setoffs, the amount and source of any such setoffs. Dot Hill shall, in no event, set off any payments otherwise owed to Infortrend with the royalty reimbursement payments referred to above unless ten (10) days have passed from the date Dot Hill transferred royalty payments to Crossroads and Dot Hill has not yet received its royalty reimbursement payment from Infortrend.
4.	Royalty Payments on Extraterritorial Product Sales
     a. Infortrend shall not be obligated to reimburse Dot Hill for any royalty payments with respect to sales of any “Extraterritorial Product” as that term is defined in the Crossroads Settlement Agreement until Dot Hill is required to make such royalty payments as per the terms of the Crossroads Settlement Agreement and Infortrend receives a formal written notice from Dot Hill of the issuance of such patents.
     b. Once royalty payments upon Extraterritorial Products are required, Infortrend and Dot Hill will allocate the payments [***], provided however that if either party, in its absolute discretion, so chooses, either party may arbitrate such issue and request a different allocation of the royalty payments from the arbitrator. Both parties agree to resolve the allocation issue within sixty (60) days of either party’s sending written notice of its desire to arbitrate the issue. If arbitration is necessary, the parties agree not to disclose to the arbitrator the previously agreed-upon allocation for royalty payments relating to US sales, so that the arbitrator is not influenced thereby.
5.	Division of Legal Expenses and Defense Costs
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     a. Except as specifically set forth herein, Dot Hill will pay all attorneys fees and expenses (such as copying expenses, mailing expenses and other expenses typically billed internally by a law firm) directly billed by Morgan & Finnegan (“M&F”) and the Greenberg Law Firm (“GLF”) and Infortrend will pay all attorneys fees and expenses (as defined above) directly billed by Wang, Hartmann & Gibbs (“WHG”).
     b. All attorneys fees and expenses (as defined in section 5(a) billed by the McGinnis, Lochridge firm shall be allocated equally (split 50/50) between Dot Hill and Infortrend. The parties also agree to allocate equally any other third party expenses, such as mediator fees and expenses, experts fees and expenses, deposition and transcripts fees , graphics and outside IT services, videographer expenses and expenses related to third party witnesses, without regard to the appearance of such charges on either firms’ invoices. Each party will pay its half of the bills directly to the entity issuing the invoices. Each party agrees that it will not dispute its obligation to pay half of these invoices.
     c. Expenses related to the use of the Omni hotel during trial and trial preparation shall be allocated equally between Dot Hill and Infortrend except for rooms and personal meal expenses directly incurred by the employees of GLF, M&F and WHG (which will be paid as per paragraph 5(a), above). The cost of the conference rooms and the food provided in the conference rooms by the hotel shall be allocated equally between Dot Hill and Infortrend. Each party will pay its half of the bills directly to the entity issuing the invoices. Each party agrees that it will not dispute its obligation to pay half of these invoices.
6.	Disclosure of Infortrend’s Obligations. Dot Hill will use its best efforts to avoid disclosing in any press release the identity of Infortrend as the contributor of any monies to either the cash payment to Crossroads or with regard to the running royalty payments. However, if Dot Hill’s attorneys advise it that, to comply with its obligations under Federal or State securities regulations, it must disclose such information, Dot Hill may do so, with prior notice to Infortrend.

7.	Raising Prices. Infortrend agrees that it will not artificially raise its prices on products sold to Dot Hill for the purpose of recovering its share of the running royalty to be paid to Crossroads

8.	[***]

9.	Governing Law and Venue.
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     a. This Agreement shall be governed by and construed under the laws and regulations of the State of California, United States of America, without reference to its conflicts of laws principles that would result in the application of the laws of a different state. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. The official text of the Agreement shall be in English.
     b. If either party breaches this Agreement, or for another reason there is a dispute that arises under this Agreement, either party may, in its discretion, choose to arbitrate the dispute pursuant to the arbitration terms set forth in the OEM Agreements or bring an action in any state court located in the County of San Diego or the County of Orange, or any Federal court located in the Southern or Central District of California. Dot Hill and Infortrend agree to meet and confer in good faith as to whether such dispute should be heard in arbitration or in court and, if in court, whether the action should be brought in State or Federal court. If an agreement cannot be reached as to the appropriate forum, each party reserves the right to seek a change in venue.
10.	Term and Termination.
     a. This Agreement shall take effect on the Effective Date and shall remain in effect until: (i) each patent within the ‘972 Patent Family has expired, been abandoned, or been ruled invalid, or unenforceable in a final, non-appealable decision by a court or tribunal of competent jurisdiction, including the United States Patent and Trademark Office; or (ii) the Crossroads Settlement Agreement has expired. Termination of the Crossroads Settlement Agreement shall not be grounds to terminate this Agreement and shall not give either party the right to litigate or arbitrate the allocation of royalties to be paid to Crossroads as set forth herein.
     b. [***]
11. Late Payments, Failure to Make Payment or Breach
     a. If Infortrend has not made the royalty reimbursement payment to Dot Hill required by Paragraph 3(b) within ten (10) days after Dot Hill has made its royalty payment to Crossroads and Dot Hill has not set off the entire amount owing pursuant to Paragraph 3(b)(ii), then the balance of the amounts still owing shall be considered
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“late.” In the event that any particular payment is “late,” Dot Hill shall provide written notice thereof to Infortrend pursuant to the notice provisions set forth in Paragraph 13. Such notice of late payment shall be sent to the following two addresses or to any other addresses which Infortrend requests by sending to Dot Hill written notice of such request:
(i)	Infortrend Corporation [***]
And
(ii)	Infortrend Technology Inc., [***]
     The Notice must state the following: “If Infortrend fails to make the payment required by the royalty statement dated [ ] within 30 days of receiving this notice, the contract entitled ‘AGREEMENT BETWEEN DOT HILL SYSTEMS AND INFORTREND RE SETTLEMENT OF CROSSROADS LAWSUIT’ may be terminated by Dot Hill.”
     b. Any late payment by either party shall include interest, where such interest shall be calculated commencing on the date such payment became due, using an annual rate [***] than the prime interest rate as quoted by the head office of Citibank N.A. (or an equivalent institution if Citibank N.A. ceases operation), at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.
     c. If Infortrend fails to make a payment (including applicable interest) within thirty (30) days of receiving a written notice from Dot Hill, made pursuant to paragraph 13, of such failure (as referred to in Paragraph 11(a), above), or either party breaches this Agreement and fails to remedy such breach within thirty (30) days of receiving written notice made pursuant to paragraph 13 from the non-defaulting party of such breach, then the non-defaulting party may, at its option: (i) bring an action in arbitration or court to enforce this Agreement pursuant to the terms set forth in paragraph 9(b), above, or; (ii) terminate this Agreement and seek relief (including indemnification) under any applicable agreements that exist between the parties, including the OEM Agreements.
12. Assignment. Neither Infortrend nor Dot Hill may assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement to a third party without the other party’s prior written consent, and any attempted assignment or delegation
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without such consent will be null and void. Notwithstanding the foregoing, Infortrend and Dot Hill may assign this Agreement and its rights and obligations hereunder in connection with the sale of all or substantially all of the assets or stock of the company to a third party provided that the third party agrees, in a writing delivered to the other party, to be bound by this Agreement.
13.	Notices
     a. Whenever it is provided herein that notice (including, but not limited to demands, requests or other types of communication) shall or may be given to either party by the other party, and whenever either of the parties wants to give notice to the other party, each such notice shall be in writing, and shall be delivered to the parties at the following addresses:
(i)	If given to Dot Hill:

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(ii)	If given to Infortrend:

[***]
or at such other address (other than a post office address) as either party may from time to time designate by notice given to the other pursuant to this Article.
     b. If the address(es) for Infortrend under this Paragraph 13 are different from the addresses set forth in Paragraph 11, then, when providing notices regarding late payment, Dot Hill shall also send such notice to the addresses set forth in Paragraph 11.
     c. Any notice shall be served by registered or certified mail, postage prepaid, return receipt requested, by personal delivery, or by nationally recognized overnight courier services (such as Federal Express). Every notice shall be deemed to have been given on the date of receipt as shown on the return receipt or the courier service’s records (in the case of service by certified or registered mail or overnight courier service as aforesaid, or on the date acceptance of receipt was rejected or refused) or on the date of the actual receipt thereof (in the case of personal delivery).
14.	Miscellaneous
     a. This Agreement states the entire agreement between the parties with respect to the subject matter hereof and shall supersede and replace all previous and
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contemporaneous proposals, negotiations, representations, commitments, writings, agreements, and other communications, both oral and written, between the parties.
     b. This Agreement may not be released, discharged, changed, or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.
     c. Each party hereby represents and warrants to the other party that such party has full power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement has been approved by all requisite action on the part of such Party.
     d. It is understood and agreed by the parties that this Agreement shall be binding upon and inure to the benefit of any successors of each respective party.
     e. This Agreement may be executed in a number of identical counterparts and by facsimile, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

Infortrend:		Dot Hill:

Infortrend Technology Inc.		Dot Hill Systems Corporation

By:	/s/ Tony Chu	By:	/s/ Dana Kammersgard

Name: Tony Chu		Name: Dana Kammersgard
Title: President		Title: President and CEO

Date: June 28, 2006		Date: June 28, 2006

Confidential
EXHIBIT A
Crossroads Settlement Agreement